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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                          Commission File Number 0-1837

                               FEDERAL SCREW WORKS
             (Exact name of Registrant as specified in its charter)


                              20229 NINE MILE ROAD
                        ST. CLAIR SHORES, MICHIGAN 48080
                                 (586) 443-4200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          COMMON STOCK, $1.00 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains))

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  X             Rule 12h-3(b)(1)(i)  X
                                      ---                                ---
                  Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
                                       ----                               ----
                  Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
                                      ----                               ----
                  Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                       ----                               ----
                                                     Rule 15d-6
                                                                         ----

         Approximate number of holders of record as of the certification or notice date: 287


March 2, 2005                             FEDERAL SCREW WORKS


                                          By: /s/ W. T. ZurSchmiede, Jr.
                                              ----------------------------------
                                              W. T. ZurSchmiede, Jr.
                                              Chairman of the Board and
                                              Chief Financial Officer